UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2012  (October 18, 2012)

SMTC Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-31051	98-0197680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

635 Hood Road Markham, Ontario, Canada	L3R 4N6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (905) 479-1810

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2012 the board of directors (the "Board") of SMTC Corporation (the "Company") appointed Mr. Larry Silber and Mr. Claude Germain as members of the Board, effective immediately. Mr. Silber was the Chief Operating Officer of Hayward Industries, Inc., a privately held leading global manufacturer of equipment for the residential and commercial swimming pool and spa market and industrial fluid-control markets. Mr. Germain is the Co-President and Co-Chief Executive Officer of the Company. The Board has not at this time determined which of the standing Committees of the Board of Directors Mr. Silber will be serving on.

In connection with the appointment of Mr. Germain to the Board, Mr. Germain and Alex Walker have agreed that, in the event that the Nominating and Governance Committee recommends that a qualified, independent candidate be either appointed or elected to the Board, one of Mr. Germain or Mr. Walker will resign from the Board to create a vacancy. In the event of Board decisions regarding the acquisition or possible acquisition of other businesses or substantial assets of other businesses, or in connection with change of control transactions, one of Mr. Germain or Mr. Walker will abstain from voting as a director on such matters. Each of Mr. Germain and Mr. Walker will abstain from voting as directors on any matter related to the retention, termination or compensation of the Company's Chief Executive Officer or Co-Chief Executive Officers.

A copy of the press release issued in connection with the appointments of Mr. Silber and Mr. Germain is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

99.1 Press release issued by SMTC Corporation on October 19, 2012.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTC Corporation (Registrant)
October 19, 2012 (Date)	/s/ ALEX WALKER Alex Walker Co-President, Co-Chief Executive Officer